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Contact:          Thomas W. Zaucha, CEO
                  Northstar Health Services, Inc.
                  (412) 465-3201

                  Tracey L. Missien, Director of Marketing
                  Northstar Health Services, Inc.
                  (412) 465-3711

                                                           For Immediate Release

                   Northstar Health Settles Shareholder Claims

Indiana, PA - August 14, 1997 - Northstar Health Services, Inc. (NSTR:OTCBB) today announced a preliminary settlement which, if confirmed, will resolve all of the eight shareholder suits currently pending against the Company. The suits, which had originally sought more than $20 million in damages, were filed following the Company's discovery early in 1996 of certain accounting irregularities. These discoveries, in turn, led to the resignations of the Company's then Chairman and Chief Executive Officer Mark DeSimone, an Executive Vice President and an outside director.

Substantially all of the Company's share of the proposed $6.45 million settlement fund will be covered by its director and officer liability insurance, with other parties and their insurers funding the balance.

Thomas W. Zaucha, who became the Company's Chief Executive Officer in 1996 after the resignation of his predecessor, stated, "This settlement removes a significant cloud over Northstar's financial future, and positions us to restructure our debt and attract new sources of financing. With the litigation behind us, our plan now is to focus on our core business of physical therapy and rehabilitation, and improve operating margins, creating a basis for measured expansion."

Today's announcement came following a hearing before the U.S. District Court in Pittsburgh, where seven of the suits have been consolidated. Terms of the settlement will now be forwarded to members of the plaintiff classes involved in the suits, who will have the opportunity to opt out of the proposal if they elect to do so. Final judicial confirmation of these settlements is scheduled for November 7, 1997. In connection with the settlement, the Company will also settle its claims against Mr. DeSimone and others.

Northstar Health Services, Inc. is a leading regional provider of physical rehabilitation, mobile diagnostics and contracted long term care services at outpatient rehabilitation clinics and by contract to other healthcare facilities in Pennsylvania, Ohio and West Virginia.